Incorporated in the Cayman Islands

Huazhu Group Limited

This is to certify that
of

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
	Ordinary	**US$0.00001**
Date of Record	Certificate Number	% Paid
		100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith and the provisions appearing on the reverse hereof.

Given under the Common Seal of the Company

________________ Director ________________ Director/Secretary